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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 13, 2007

Little Squaw Gold Mining Company

(Exact Name of Registrant as Specified in its Charter)

Alaska	001-06412	91-0742812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3412 S Lincoln Drive, Spokane WA	99203-1650
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 624-5831

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (5-06)

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Item 7.01  Regulation FD Disclosure

See Item 8.01.

Item 8.01  Other Events

At its regular first quarter meeting on March 13, 2007, the Board of Directors of Little Squaw Gold Mining Company (the "Company") decided it would consider the possibility of listing the Company's shares of common stock on the American Stock Exchange ("AMEX").  Richard R. Walters, President of the Company, said that the four Listing Standards of AMEX take into consideration a company's market capitalization, total assets, market value of public float, and also require a minimum stock price of either $2.00 or $3.00 per share, depending upon which Standard is available to the Company for its application.  No decision was made by the Directors at this meeting.  If the Directors subsequently decide that the Company should file the listing application, then, Mr. Walters indicated, it may be necessary for the Company to propose a reverse stock split to its shareholders for their consideration.  The purpose of a reverse stock split would be to increase the stock price above any required minimum.

Because the AMEX is the leading U.S. exchange for small and mid-cap mining companies, a listing of the Company’s shares of common stock on the AMEX could provide the Company and its shareholders with substantial benefits, including increased trading liquidity and institutional visibility, a more fair and orderly market minimizing spread and volatility, and better access to capital markets.

The Board of Directors will continue its analysis of this significant, forward step for the Company at its next meeting, tentatively scheduled for May 7, 2007.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Little Squaw Gold Mining Company (Registrant)

Dated: March 15, 2007	By: /s/ Richard R. Walters
Richard R. Walters President